EXHIBIT 99.1

Camco Financial Announces Growth in Commercial Banking, Positive Earnings in First Quarter 2010

CAMBRIDGE, Ohio, May 17, 2010 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the financial services holding company for Advantage Bank, reported today significant growth in commercial banking loans and positive earnings in first quarter 2010, both of which contributed to stability in the bank's balance sheet.

"We are dedicated to being responsive and resourceful in providing financial solutions for our customers," said Jim Huston, President and CEO. "Our commercial banking customers have demonstrated their appreciation for this approach in a very tangible way -- as our new loan production in the commercial banking sector grew by $50 million this quarter."

Camco returned to positive earnings for the quarter ending March 31, 2010, with net earnings of $129,000, compared to a loss of $11.8 million for the quarter ended December 31, 2009, which was driven by increased provisions for loan loss. Additionally, the net interest margin increased 63 basis points over first quarter 2009 to 3.25%, based on benefits from the low interest rate environment and the re-pricing of deposits and other funding sources.

"Our return to positive earnings after a difficult fourth quarter last year is a sign that the Company is on track for a solid, productive 2010," Huston said. "We made some tough, but necessary decisions late last year and continued to be strategic about our approach to credit risk management. I would like to personally thank the outstanding work of our management team and each and every employee of our fine institution for their ongoing dedication and commitment to improving our bottom line," Huston said. "Our communities, our shareholders and our customers know that we are working hard for them -- and they are rewarding that hard work with their confidence, investment and business."

The bank also remained focused on troubled assets. During the first quarter, over 40% of these assets continued to pay on original or modified terms, a clear indication that the company is working through its asset quality concerns.

OVERVIEW OF FINANCIAL PERFORMANCE

Camco's earnings net of tax for the quarter ended March 31, 2010, were $129,000, or $0.02 per share, compared to a loss of $11.8 million or ($1.64) per share for the quarter ended December 31, 2009, and a net income of $235,000 or $0.03 per share during the first quarter 2009. Total assets on March 31, 2010, were $851.5 million, compared to $966.9 million on March 31, 2009.

"We made a conscious decision to work with risk-worthy customers through these troubled economic times, while also being responsible to our shareholders. These difficult, yet necessary, decisions have enabled us to demonstrate growth this quarter," said Huston.

Net Interest Margin

Net interest income was $6.3 million for the quarter ended March 31, 2010; an increase of $411,000 or 7.0% compared to $5.8 million for the same period 2009, and was generally unchanged from $6.2 million reported for the quarter ended December 31, 2009. The year over year improvement was attributable to lower deposit and borrowing costs generated from lower balances and rates across all funding sources. The net interest margin improved 63 basis points to 3.25% compared to 2.62% in first quarter 2009, up 5 basis points from 3.20% for the three months ended December 31, 2009. The increase over 2009 was accomplished mainly through the re-pricing of deposits in the low rate environment and management's aggressive repayment of non-core funding sources, which typically carry a higher funding cost. Overall cost of deposits decreased 69 basis points year over year, while yield on earning assets only decreased 3 basis points in this lower interest rate environment. The company looks to continue its focus on business banking and the resulting higher yield loans and low cost deposits, which should offset challenges in interest margin growth as the company works through its nonperforming loans.

Asset Quality

The provision for loan loss of $905,000 was an increase of $257,000 from the prior year first quarter, which is reflective of increased loss rates used in the bank's loan loss reserve calculation and charge offs during the 2010 first quarter. Focus has continued on strengthening credit policy and risk management procedures, resulting in an improvement in overall credit risk in the loan portfolios.  While management charged off nonperforming commercial relationships in the fourth quarter of 2009, and first quarter 2010, many were replaced with performing high credit quality loans during the same periods. Nonperforming assets are down from $63.7 million at March 31, 2009 to $52.4 million based on management's hard work and charge offs throughout 2009. Nonperforming assets increased $8.8 million from December 31, 2009 as management took action to downgrade risk ratings on certain existing commercial loans. Management continues to assess its collateral position on these troubled assets and believes the potential losses to be manageable. This coupled with the fact that 40% of the troubled assets are current in their payments provides management with a sense of stability in the company's asset quality challenges.

Noninterest Income

Noninterest income totaled $1.7 million for the quarter ended March 31, 2010, a decrease of $706,000 or 29.1% from $2.4 million in fourth quarter 2009. The change is primarily due to the increased valuation of mortgage servicing rights in the 4th quarter of 2009.  Noninterest income was down $245,000 compared to the same period in 2009, driven mainly by a decrease in residential mortgage production that was fueled by the 2009 refinance boom. This lower production also affected the gains on loans sold and income generated through the company's title agency subsidiary.

Noninterest Expense

Noninterest expense for the current quarter was $6.9 million, which was generally flat compared to the same period in 2009 that totaled $7.0 million. Year over year, lower compensation and benefits costs generated from the reduction in work force in first quarter 2009, along with lower expenses in occupancy and equipment and advertising were offset by higher FDIC premiums, expenses related to the management of bank owned properties and legal expenses. "In 2009, we were diligent about cutting costs, reducing compensation, advertising, and occupancy and equipment expenses. We continue to be committed to ensuring we can provide high quality employment opportunities while ensuring we are being wise stewards of our investors' dollars," said Huston. "We will continue to look for ways to decrease expenses where practical and feasible."

Balance Sheet

Total assets as of March 31, 2010 were $851.5 million compared to $966.9 million at March 31, 2009. Loans receivable for first quarter 2010 increased to $699.8 million, up nearly 3.7% percent from $675.1 million at the end of 2009. A mix of existing cash and deposits along with maturing investments and additional borrowings were sourced to fund the first quarter loan growth. The Company plans to continue its focus on promoting core customer programs such as CDs, money markets, checking and savings accounts to increase deposits through the remainder of 2010 as well as reviewing some new channel strategies such as enhancing our ATM, Internet, and Telephone Banking.

Total deposits at March 31, 2010 were $649.4 million, which was $10.5 million or 1.6% down from December 31, 2009 deposits of $659.9 million. Deposits are down from $720.3 million for the same period in 2009. The significant reduction in deposits is attributable to the bank not renewing brokered deposits and reducing its holdings in public entity deposits, which must be collateralized by the securities portfolio.

About Camco Financial Corporation:

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia. Additional information about Camco Financial Corporation may be found on the Company's websites: http://www.camcofinancial.com and http://www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited) 3/31/10	(Unaudited) 12/31/09	(Unaudited) 9/30/09	(Unaudited) 6/30/09	(Unaudited) 3/31/09
Assets
Cash and Cash Equivalents	28,294	38,153	58,244	82,126	56,008
Investments	49,935	58,063	63,100	78,162	95,506

Loans Held for Sale	1,600	475	2,186	5,370	4,340

Loans Receivable	699,766	675,121	696,931	711,943	739,435
Allowance for Loan Loss	(15,821)	(16,099)	(12,505)	(15,466)	(15,860)
Loans Receivable, Net	683,945	659,022	684,426	696,477	723,575

Other Assets	87,705	90,515	83,466	81,016	87,460

Total Assets	$ 851,479	$ 846,228	$ 891,422	$ 943,151	$ 966,889

Liabilities
Deposits	649,354	659,902	670,391	711,603	720,264
Borrowed Funds	130,243	109,232	133,880	146,436	158,564
Other Liabilities	11,002	16,580	14,552	13,182	15,799

Total Liabilities	790,599	785,714	818,823	871,221	894,627

Stockholders' Equity	60,880	60,514	72,599	71,930	72,262

Total Liabilities and Stockholders' Equity	$ 851,479	$ 846,228	$ 891,422	$ 943,151	$ 966,889

Stockholders' Equity to Total Assets	7.15%	7.15%	8.14%	7.63%	7.47%

Total Shares Outstanding	7,205,596	7,205,596	7,205,596	7,205,596	7,205,596

Book Value Per Share	$8.45	$8.40	$10.08	$9.98	$10.03

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 3/31/10 (Unaudited)	3 Months Ended 12/31/09 (Unaudited)	3 Months Ended 9/30/09 (Unaudited)	3 Months Ended 6/30/09 (Unaudited)	3 Months Ended 3/31/09 (Unaudited)
Interest Income:
Loans	9,280	9,670	9,948	10,046	10,567
Mortgage-backed securities	475	517	551	606	664
Investment securities	103	88	110	238	311
Interest-bearing deposits and other	340	341	378	344	345
Total Interest Income	10,198	10,616	10,987	11,234	11,887

Interest Expense:
Deposits	2,945	3,309	3,619	3,948	4,473
Borrowings	997	1,085	1,189	1,402	1,569
Total Interest Expense	3,942	4,394	4,808	5,350	6,042
Net Interest Income	6,256	6,222	6,179	5,884	5,845

Provision for Losses on Loans	905	19,914	440	790	648
Net Interest Income After Provision for Loan Losses	5,351	(13,692)	5,739	5,094	5,197

Noninterest Income:
Rent and other	409	419	292	521	461
Loan servicing fees	317	316	316	316	316
Service charges and other fees on deposits	518	593	613	570	501
Gain on sale of loans	229	291	207	404	369
Mortgage servicing rights	30	619	(185)	209	60
Gain (loss) on sale of investment, mbs & fixed assets	--	(30)	153	4	--
Income on CSVL (BOLI)	215	216	216	238	256
Total noninterest income	1,718	2,424	1,612	2,262	1,963

Noninterest expense:
Employee compensation and benefits	3,385	2,866	3,047	3,064	3,476
Occupancy and equipment	742	824	880	761	782
Data processing	280	281	295	307	307
Advertising	81	110	118	125	172
Franchise taxes	265	215	221	314	268
Other operating	2,189	2,672	2,688	2,322	1,998
Total noninterest expense	6,942	6,968	7,249	6,893	7,003

Earnings (loss) before provision for income taxes	127	(18,236)	102	463	157

Provision for income taxes	(2)	(6,427)	(253)	461	(78)
Net Earnings (loss)	129	(11,809)	355	2	235

Earnings (Loss) Per Share:
Basic	$0.02	($1.64)	$0.05	$0.00	$0.03
Diluted	$0.02	($1.64)	$0.05	$0.00	$0.03

Basic Weighted Number of Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,192,817
Diluted Weighted Number of Shares Outstanding	7,239,067	7,205,595	7,206,474	7,211,674	7,192,817

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 3/31/10 (Unaudited)	3 Months Ended 3/31/09 (Unaudited)

Return on average equity	0.85%	1.31%

Return on average assets	0.06%	0.10%

Interest rate spread	3.16%	2.51%

Net interest margin	3.25%	2.62%

Yield on earning assets	5.30%	5.33%

Cost of deposits	1.92%	2.61%

Cost of borrowings	3.20%	3.70%

Total cost of interest bearing liabilities	2.14%	2.82%

Noninterest expense to average assets	3.26%	2.84%

Efficiency ratio	87.06%	89.69%

Nonperforming assets to total assets	6.16%	6.59%

Non performing loans to total net loans including loans held for sale	6.18%	7.97%

Allowance for loan losses to total loans	2.26%	2.19%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
March 31, 2010 and March 31, 2009
(In thousands, except for per share data and shares outstanding)

	March 31, 2010			March 31, 2009
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest - Earning Assets:
Loans receivable - net (1)	657,081	9,280	5.65%	704,211	10,567	6.00%
Securities (2)	55,294	578	4.18%	94,220	975	4.14%
FHLB Stock	29,888	339	4.54%	29,888	338	4.52%
Other interest bearing accounts	26,726	1	0.01%	64,493	7	0.04%
Total interest earning assets	768,989	10,198	5.30%	892,812	11,887	5.33%

Noninterest-earning assets	84,035			92,221
Total Average Assets	853,024			985,033

Interest-Bearing Liabilities:
Deposits	612,881	2,945	1.92%	685,870	4,473	2.61%
Advances & Borrowings	124,617	997	3.20%	169,723	1,569	3.70%
Total interest-bearing liabilities	737,498	3,942	2.14%	855,593	6,042	2.82%

Noninterest-bearing sources:
Noninterest-bearing liabilities	54,862			57,511
Shareholders' equity	60,664			71,929
Total Liabilities and Shareholders' Equity	853,024			985,033

Net Interest margin			3.25%			2.62%

Net Interest Income & Spread		6,256	3.16%		5,845	2.51%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          740-435-2020